Exhibit 99.1

News Release

436 Seventh Avenue
Pittsburgh, PA 15219-1800
412-227-2001
www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Brian H. McCurrie, Vice President, Chief Financial Officer
412.227.2153
mccurriebh@koppers.com

Koppers Inc. Reports Third Quarter 2004 Results

PITTSBURGH, November 2, 2004 – Sales for the nine months ended September 30, 2004 were $720.7 million as compared to $624.8 million for the first nine months of 2003. The increase in sales of $95.9 million or 15.3% is a result of increased sales in the US railroad and carbon material and chemical businesses of $55.6 million as well as higher sales of $20.2 million from the consolidation of Chinese operations effective January 1, 2004. Earnings before interest and taxes (EBIT) for the first nine months of 2004 were $50.8 million as compared to $27.3 million for the same period in 2003 reflecting increased sales and profits in the US and Australasia, of which $4.0 million relates to operations in China. EBIT for 2003 included $5.1 million for plant closure, severance charges and a receivable write-off due to bankruptcy.

Net income for the nine months ended September 30, 2004 was $8.2 million compared to net income before the cumulative effect of accounting changes at September 30, 2003 of $2.6 million.

Sales and EBIT for the third quarter of 2004 were $243.8 million and $18.9 million, respectively, compared to third quarter 2003 sales and EBIT of $214.4 million and $10.6 million, respectively. Third quarter 2003 EBIT included $2.9 million related to plant closure. Net income for the third quarter of 2004 was $3.5 million compared to breakeven for the third quarter of 2003.

Borrowings, net of cash, at September 30, 2004 were $366.8 million compared to $331.1 million at December 31, 2003. Cash flows from operations for the first nine months of 2004 were $13.8 million compared to cash flows of $11.4 million in the first nine months of 2003. At September 30, 2004, the Company had $9.4 million of cash and cash equivalents and $42.1 million of unused revolving credit availability for working capital purposes and was, and expects to continue to be, in compliance with all applicable debt covenants.

Commenting on the three months ended September 30, 2004, President and CEO Walter W. Turner said, “Overall I am very pleased with the results for the third quarter of 2004 as demonstrated by our increased EBIT to $18.9 million from $10.6 million in the third quarter of 2003. Our US Carbon Materials & Chemicals business has continued to benefit from a stronger chemical market for phthalic anhydride and higher sales volumes of coke resulting in increased third quarter profits of $2.8 million. In addition, Australasian operations contributed higher profits of $2.1 million from the consolidation of Chinese operations and higher sales volumes of carbon pitch products in Australasia. US operations continue to be constrained by the quality of raw materials and rail car availability in the US. The recent bad weather in the US due to an extraordinary number of hurricanes did not cause significant damage to our operations but did provide enough of a disruption to our supply chain that third quarter results were negatively impacted. Nevertheless, I am committed to the performance improvement targets identified for 2004 and remain confident that they are achievable.

As a result of our continued focus on cash, I am pleased to report that we are below our third quarter target for borrowings, net of cash, which amounted to $366.8 million. We continue to be driven by our strategy of providing our customers with the highest quality products and services while continuing to focus on safety, health and environmental issues.”

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates 38 facilities in the United States, United Kingdom, Denmark, Australia, the Pacific Rim and South Africa. The company’s stock is shared by a large number of employee investors and by majority equity owner Saratoga Partners of New York, NY.

Koppers management will conduct a conference call on Friday, November 5, 2004 beginning at 11:30 a.m. (ET) to discuss the Company’s performance. Investors and bond holders may access the live audio broadcast by dialing 877 809 9521 (Domestic) or 706 643 9697 (International), Conference ID #2019219. Investors are requested to access the call at least 5 minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available shortly after the conclusion of the live broadcast at 800 642 1687 (Domestic) or 706 645 9291 (International), Conference ID #2019219 and will continue through December 5, 2004.

This news release may contain forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; competitive pressures; the loss of one or more key customer or supplier relationships; customer insolvencies; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials; and other economic, business, competitive, regulatory and/or operational factors affecting the business of Koppers generally.

Attachments

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Koppers Inc.

Consolidated Statement of Operations

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Net sales	$243.8	$214.4	$720.7	$624.8
Operating expenses:
Cost of sales	202.0	181.4	604.0	530.3
Depreciation and amortization	7.9	8.3	24.3	25.3
Selling, general and administrative	15.0	12.8	41.7	40.5
Restructuring charges	—	1.3	—	1.3

Total operating expenses	224.9	203.8	670.0	597.4

Operating profit	18.9	10.6	50.7	27.4
Other income (expense)	—	—	0.1	(0.1)

Income before interest expense, income taxes and minority interest	18.9	10.6	50.8	27.3
Interest expense	8.7	5.5	26.6	16.0

Income before income taxes and minority interest	10.2	5.1	24.2	11.3
Income taxes	5.8	4.6	13.2	7.5
Minority interest	0.9	0.5	2.8	1.2

Income before cumulative effect of accounting change	3.5	—	8.2	2.6
Cumulative effect of accounting change:
Asset retirement obligations, net of tax of $11.7	—	—	—	(18.1)

Net income (loss)	$3.5	$—	$8.2	$(15.5)

Condensed Consolidated Balance Sheet

(In millions)

	September 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9.4	$9.6
Accounts receivable less allowance for doubtful accounts of $1.3 in 2004 and $1.4 in 2003	116.3	99.6
Inventories:
Raw materials	71.0	58.1
Work in process	2.6	4.3
Finished goods	64.8	68.3
LIFO reserve	(15.0)	(13.2)

Total inventories	123.4	117.5
Deferred tax benefit	8.9	8.9
Other	9.7	8.1

Total current assets	267.7	243.7
Equity investments	2.7	10.3
Fixed assets	495.4	475.5
Less: accumulated depreciation	(340.7)	(324.5)

Net fixed assets	154.7	151.0
Goodwill	35.8	36.5
Deferred tax benefit	48.0	54.9
Other assets	24.1	17.6

Total assets	$533.0	$514.0

Condensed Consolidated Balance Sheet

(In millions except per share amounts)

	September 30, 2004	December 31, 2003
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$70.0	$63.8
Accrued liabilities	69.2	60.6
Dividend payable	—	25.0
Revolving credit	16.5	—
Current portion of term loans	1.5	8.0

Total current liabilities	157.2	157.4
Long-term debt:
Revolving credit	31.8	8.9
Term loans	6.4	3.8
Senior Secured Notes due 2013	320.0	320.0

Total long-term debt	358.2	332.7
Other long-term reserves	89.9	93.7

Total liabilities	605.3	583.8
Common stock subject to redemption	—	13.2
Minority interest	10.1	6.1
Senior Convertible Preferred Stock, $.01 par value per share; 10.0 shares authorized; 2.3 shares issued in 2004 and 2003	—	—
Common stock, $.01 par value per share; 37.0 shares authorized, 3.0 shares issued in 2004 and 2003	—	—
Capital in excess of par value	27.0	15.8
Receivable from Director for purchase of common stock	(0.6)	(0.6)
Retained earnings (deficit)	(54.0)	(53.7)
Accumulated other comprehensive income (loss):
Foreign currency translation adjustment	5.5	8.0
Minimum pension liability, net of tax	(14.5)	(14.5)

Total accumulated other comprehensive loss	(9.0)	(6.5)
Treasury stock, at cost, 2.2 shares in 2004 and 2.1 shares in 2003	(45.8)	(44.1)

Total liabilities and stockholders’ equity	$533.0	$514.0

Condensed Consolidated Statement of Cash Flows

(In millions)

	Nine Months Ended September 30,
	2004	2003
	(Unaudited)
Cash provided by operating activities	$13.8	$11.4
Cash provided by (used in) investing activities:
Capital expenditures	(12.8)	(9.9)
Other	0.7	0.7

Net cash (used in) investing activities	(12.1)	(9.2)
Cash provided by (used in) financing activities:
Borrowings from revolving credit	194.8	230.0
Repayments of revolving credit	(155.4)	(236.4)
Borrowings from long-term debt	—	75.0
Repayment of long-term debt	(6.5)	(52.3)
Dividends paid	(33.4)	(3.1)
Payment of deferred financing costs	(0.3)	(3.8)
Sales of common stock	0.6	—
Purchases of common stock	(2.2)	(9.1)

Net cash provided by (used in) financing activities	(2.4)	0.3
Effect of exchange rates on cash	0.5	1.2

Net increase (decrease) in cash	(0.2)	3.7
Cash and cash equivalents at beginning of period	9.6	9.5

Cash and cash equivalents at end of period	$9.4	$13.2